EXHIBIT 10.1

TD AMERITRADE HOLDING CORPORATION
EXECUTIVE DEFERRED COMPENSATION PROGRAM
Article I
Establishment of Program
1.1    Purpose. The TD Ameritrade Holding Corporation Executive Deferred Compensation Program, hereinafter referred to as the “Program,” is to provide deferred compensation benefits to selected executives of TD Ameritrade Holding Corporation. The benefits provided under the Program are intended to be in addition to other employee benefits programs offered by the Corporation, including but not limited to tax-qualified employee benefit plans.
1.2    Effective Date and Term. TD Ameritrade Holding Corporation originally established the Program on October 1, 2000, amended and restated the Program on September 25, 2004, and hereby amends and restates the Program effective as of November 13, 2008, in order to comply with Section 409A of the Code. This Program shall only apply to amounts deferred on or after January 1, 2005, and all amounts (if any) deferred under the predecessor program prior to that date shall remain governed by the terms and conditions of the predecessor program document and applicable elections.
1.3    Applicability of ERISA and the Code. This Program is intended to be a “top-hat” plan. This Program is an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of ERISA. This Program is intended to comply with Section 409A of the Code.
Article II
Definitions
As used within this document, the following words and phrases have the meanings described in this Article II unless a different meaning is required by the context. Some of the words and phrases used in the Program are not defined in this Article II, but for convenience, are defined as they are introduced into the text. Words in the masculine gender shall be deemed to include the feminine gender. Any headings used are included for ease of reference only and are not to be construed so as to alter any of the terms of the Program.
2.1    Annual Deferral. The amount of Annual Incentive which the Participant elects to defer in each Deferral Period pursuant to Article 4.1 of the Program Document.
2.2    Annual Incentive. The amount of any incentive compensation actually earned and scheduled to be paid to a Participant pursuant to the Corporation’s Management Incentive Compensation Plan or any such other compensation plan designated by the Program Administrator.
2.3    Beneficiary. An individual or entity designated by a Participant in accordance with Section 12.6.
2.4    Board or Board of Directors. The Board of Directors of the Corporation.

2.5    Code. The Internal Revenue Code of 1986, as amended.
2.6    Committee. A Committee of one or more individuals appointed by the Board of Directors to administer the Program.
2.7    Corporation. TD Ameritrade Holding Corporation, a Delaware Corporation.
2.8    Deferral Account. The account established for a Participant pursuant to Section 5.1 of the Program Document.
2.9    Deferral Election. The election made by the Participant pursuant to Section 4.1 of the Program Document.
2.10    Deferral Period. The Program Year, or in the case of a newly hired or promoted employee who becomes an Eligible Employee during a Program Year, the remaining portion of the Program Year.
2.11    Disability. “Disability” shall mean a condition of the Participant whereby he or she either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan, if any, covering employees of the Participant’s employer.
2.12    Eligible Employee. An employee of the Corporation who is designated by the Committee.
2.13    ERISA. The Employee Retirement Income Security Act of 1974, as amended.
2.14    IRS. The Internal Revenue Service.
2.15    Participant. Any individual who becomes eligible to participate in the Program pursuant to Article III of the Program Document.
2.16    Participant Agreement and Election Form. The written agreement to defer Annual Incentive made by the Participant. Such written agreement shall be in a format designated by the Corporation.
2.17    Performance-Based Compensation. Is any compensation to be paid to an Eligible Employee where the amount of, or entitlement to, the compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than ninety (90) days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. The determination of whether compensation, including specifically any Annual Incentive, shall be made in accordance with Treasury Regulation Section 1.409A-1(e) and any applicable subsequent guidance.
2.18    Program. This TD Ameritrade Holding Corporation Deferred Compensation Program, as may be amended from time to time.
2.19    Program Administrator. The Corporation unless the Corporation designates another individual or entity to hold the position of the Program Administrator.
2.20    Program Year. The “Program Year” means a period of time beginning on January 1st through December 31st of each calendar year.
2.21    Rabbi Trust. The Rabbi Trust, which the Corporation may, in its discretion, establish for the Program, as amended from time to time.
2.22    Separation from Service. A “Separation from Service” is a termination of a Participant’s employment with the Company that meets the requirements of Treasury Regulation Section 1.409A-1(h).
2.23    Share Valuation. Shall mean the average of the closing market composite price for one share of the Corporation’s common stock as reported on the Nasdaq for each trading day during the three calendar months prior to the date such amounts are credited to the Participant’s Deferral Account as specified in Section 5.2.
2.24    Stock Unit Credit. Is a bookkeeping entry representing the right to receive one share of Corporation common stock for each credit as described in Section 5.2.
2.25    Unforeseeable Emergency. An Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Program Administrator in administrative documents or forms.
Article III
Eligibility and Participation
3.1    Participation – Eligibility and Initial Period. Participation in the Program is open only to Eligible Employees of the Corporation. Any employee becoming an Eligible Employee after the beginning of any Program Year, e.g., new hires or promoted employees, may become a Participant for the Deferral Period commencing on or after he becomes an Eligible Employee if he submits a properly completed Participant Agreement and Deferral Election within thirty days after becoming eligible for participation.
3.2    Participation – Subsequent Entry into Program. An Eligible Employee who does not elect to participate at the time of initial eligibility as set forth in Section 3.1 shall remain eligible to become a Participant in subsequent Program Years as long as he continues his status as an Eligible Employee. In such event, the Eligible Employee may become a Participant by submitting a properly executed Participant Agreement and Deferral Election Form prior to the applicable date required for such election as specified in Article IV below.
Article IV
Contributions
4.1    Deferral Election. Before the first day of each Program Year, a Participant may file with the Committee, a Deferral Election Form indicating the amount of Annual Incentive which the Participant wishes to defer for that Program Year. A Participant shall not be obligated to make a Deferral Election in each Program Year. After a Program Year commences, such Deferral Election shall continue for only that Program Year and a Participant shall be required to make a new Deferral Election for subsequent Program Years.
4.2    Performance-Based Compensation Deferral Election. Notwithstanding the timing requirements for Deferral Elections specified in Section 4.1 above, a Participant may file a Deferral Election with respect to Performance-Based Compensation no later than the date that is six (6) months before the end of the performance period, provided that: (A) the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the Deferral Election is submitted; and (B) the Annual Incentive is not readily ascertainable as of the date the Deferral Election is filed.
4.3    Irrevocability of Deferral Elections. All Deferral Elections become irrevocable as of the day immediately following the latest date for filing such elections pursuant to this Article IV.
4.4    Maximum Deferral Election. A Participant may elect to defer up to one hundred percent (100%) of an Annual Incentive earned. A Deferral Election may be automatically reduced if the Committee determines that such action is necessary to meet Federal, FICA or State tax withholding obligations.
4.5    Discretionary Contributions. The Corporation, in its sole discretion, may from time to time, make additional contributions to the Program on behalf of any Eligible Employee. In addition, in the absolute discretion of the Corporation, certain Eligible Employee’s may also be able to defer other compensation (including specifically, without limitation, base salary, sign-on bonuses and severance) pursuant to such terms and conditions as the Corporation may impose.
4.6    Cancellation of Deferrals. The Program Administrator may cancel a Participant’s Deferral Election: (i) for the balance of the Program Year in which an Unforeseeable Emergency occurs; (ii) if the Participant receives a hardship distribution under the Corporation’s tax-qualified 401(k) plan, through the end of the Plan Year in which the six (b) month anniversary of the hardship distribution falls; and (iii) during period in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six (6) months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the fifteenth day of the third month following the date the Participant incurs such a mental or physical impairment.

Article V
Accounts
5.1    Deferral Accounts. Solely for recordkeeping purposes, the Program Administrator shall establish a Deferral Account for each Participant. A Participant’s Deferral Account shall be credited with the contributions made by him or on his behalf by the Corporation under Article VI and shall be credited (or charged, as the case may be) with the hypothetical or deemed investment earnings and losses determined pursuant to Section 5.3, if any, and charged with distributions made to or with respect to the Participant.
5.2    Crediting of Deferral Accounts. On the date a Participant would normally receive the payment of any Annual Incentive if such payment had not been deferred, a Participant shall receive a Stock Unit Credit to his or her Deferral Account. The credit shall be made in stock units with each stock unit corresponding to one share of the Corporation’s common stock. The number of stock units credited to his or her Deferral Account shall be equal to that number of units (rounded to the nearest whole share of Corporation common stock) determined by dividing the amount of the Participant’s Annual Incentive which was deferred by the Share Valuation. Contributions under Section 4.5, if any, shall be credited to the Participant’s Deferral Account on the date declared by the Corporation. Any distribution with respect to a Deferral Account shall be charged as of the date such payment is made by the Corporation or the trustee of the Rabbi Trust which is established for the Program.
5.3    Earnings, Credits or Losses. Amounts credited to a Deferral Account pursuant to Section 4.5 shall be credited with deemed net income, gain and loss, including the deemed net unrealized gain and loss based on hypothetical investment directions made with respect to such Deferral Account, in accordance with investment options and procedures adopted by the Corporation in its sole discretion, from time to time. Stock Unit Credits shall not be entitled to any earnings or other credits other than those specified in Section 5.4.
5.4    Dividend Credit. Each time a dividend is paid by the Corporation with respect to its shares of common stock, if any, a Participant shall be eligible to receive a credit to his or her Deferral Account. The amount of the credit shall be the number of stock units (rounded to the nearest whole share of Corporation common stock) determined by multiplying the dividend amount per share by the number of stock units credited to the Participants Deferral Account as of the record date for the dividend and dividing the product by the closing price of one share of the Corporation’s common stock as reported on Nasdaq on the dividend payment date, or if the Corporation’s common stock is not traded on the dividend date, the next preceding date on which it is traded.
5.5    Stock Units. Each Participant who is awarded a Stock Unit Credit shall be deemed to have been awarded a performance unit under and in accordance with the terms of the Corporation’s 1996 Long-Term Incentive Plan (or any other equity incentive plan established or sponsored by the Corporation) as of the last day of the applicable performance period. These performance units shall be considered fully vested from and after the date of grant and shall be governed by the terms and conditions of this Program and the specific provisions of the Corporation’s 1996 Long-Term Incentive Plan (including specifically the adjustment provisions of Section 5.3 of such plan).

5.6    Hypothetical Nature of Accounts. The Program constitutes a mere promise by the Corporation to make payments in the future. Any Deferral Account established for a Participant under this Article V shall be hypothetical in nature and shall be maintained for the Corporation’s recordkeeping purposes only, so that any contributions can be credited and so that deemed investment earnings and losses on such amounts can be credited (or charged, as the case may be). Neither the Program nor any of the Accounts (or subaccounts) shall hold any actual funds or assets. The right of the Participant, a Beneficiary, or any other individual or entity to receive one or more payments under the Program shall be an unsecured claim against the general assets of the Corporation. Any liability of the Corporation to any Participant, former Participant, or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by the Program. The Corporation, the Board of Directors, the Committee and any individual or entity shall not be deemed to be a trustee of any amounts to be paid under the Program. Nothing contained in the Program, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Corporation and a Participant, former Participant, Beneficiary, or any other individual or entity. The Corporation may, in its sole discretion, use a Rabbi Trust as a vehicle in which to place funds with respect to this Program. The Corporation does not in any way guarantee any Participant’s Deferral Account against loss or depreciation, whether caused by poor investment performance, insolvency of a deemed investment or by any other event or occurrence. In no event shall any employee, officer, director, or stockholder of the Corporation be liable to any individual or entity on account of any claim arising by reason of the Program provisions or any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary or other individual or entity to be entitled to any particular tax consequences with respect to the Program or any credit or payment thereunder.
5.7    Statement of Deferral Accounts. The Program Administrator shall provide to each Participant annual statements setting forth the value of the Deferral Account maintained for such Participant.
Article VI
Vesting
6.1    Vesting. The Corporation’s contributions credited as a Stock Unit Credit under the Program shall be one hundred percent (100%) vested or nonforfeitable at all times. Any other contributions to the Program on the behalf of any Participant shall be subject to such vesting schedule as established by the Corporation immediately prior to such contribution. In addition, a Participant shall be one hundred percent (100%) vested in the Corporation’s contributions, including any deemed investment earnings attributable to these contributions, upon his death or Disability while he is actively employed by the Corporation.
Article VII
Benefits
7.1    Payment of Benefits. As soon as reasonably practicable after the date elected by the Participant pursuant to his Participant Agreement and Deferral Election Form (as determined in accordance with uniform rules established by the Program Administrator), that number of shares of the Corporation’s common stock equal to the total whole number of Stock Unit Credits and

Dividend Credits to be distributed to the Participant as of such date shall be distributed to the Participant (or in the event of his death, his beneficiary); provided, however, that if the Participant has elected installment payments, the number of shares of Corporation common stock to be distributed as of the first distribution date and each subsequent installment shall be equal to that number of Stock Unit Credits and Dividend Credits then credited to the Participant’s Deferral Account divided by the number of installment payments remaining (rounded down to the next whole share of Corporation common stock). Payment of benefits, if any, as specified in Section 4.5, shall be made pursuant to the applicable terms and conditions of such discretionary contribution as established by the Corporation.
7.2    Disability. If a Participant suffers a Disability while employed with the Corporation and before he is entitled to benefits under this Article, he shall receive the entire amount credited to his Deferral Account in a single lump sum payment within thirty (30) days of when the Committee determines the existence of the Participant’s Disability.
7.3    Change in Control. If a Change of Control occurs before a Participant becomes entitled to receive benefits by reason of any of the above Sections or before the Participant has received complete payment of his benefits under this Article, and provided that the Participant has elected payment of his benefits upon such a Change of Control in an applicable Participant Agreement and Deferral Election, then he shall receive payment of the amount credited to his Deferral Account as of the date immediately following the date on which the Change in Control occurs. Payment of any amount under this Section shall commence within thirty (30) days of when the Change in Control occurs and be in accordance with the payment method elected by the Participant on his Participant Agreement and Deferral Election Form. For the purposes of the Program, “Change in Control” shall have the same meaning as set forth in the Corporation’s 1996 Long-Term Incentive Plan.
Notwithstanding the above, the definition of Change of Control shall comply with the definition provided by the Internal Revenue Service in its regulations, as amended from time to time with regard to Section 409A.
7.4    Specified Employee. “Specified Employee” shall mean a key employee (as defined by Internal Revenue Code Section 416(i) without regard to paragraph (5) thereof), and as further defined in Treasury Regulation 1.409A-(1)(i),) of a Corporation the stock of which is publicly traded on an established securities market or otherwise within the meaning of Section 409A(2)(B)(i). Notwithstanding other provisions of this Program to the contrary, distributions pursuant to Article VII by the Corporation to Specified Employees (if any) may not be made before the date which is six (6) months after the date of Separation from Service (or, if earlier, the date of death of the Specified Employee). If payments to a Specified Employee are to be made in installments no installment payment to which a Specified Employee is entitled upon a Separation from Service may be paid until the passage of six (6) months from the date of such Separation from Service. A Participant meeting the definition of Specified Employee on December 31 or during a 12 month period ending December 31 will be treated as a Specified Employee for the 12 month period commencing the following April 1.

7.5    Payment Methods. Unless otherwise provided in this Article VII, a Participant may elect to receive payment of the amount credited to his Deferral Account in a lump sum or in annual installments not exceeding ten (10) years. This election must be made on the initial Participant Agreement and Election Form. Any installment payments shall be paid annually on the first practicable day after the distributions are scheduled to commence. Each installment payment shall be determined by multiplying the Deferral Account Balance by a fraction, the numerator of which is one and the denominator of which is the number of remaining installment payments.
7.6    No Accelerations. Notwithstanding anything in this Program to the contrary, no change submitted on a Participant Election Form shall be accepted by the Corporation if the change accelerates the time over which distributions shall be made to the Participant (except as otherwise permitted by Section 409A), and the Corporation shall deny any change made to an election if the Corporation determines that the change violates the requirement under Section 409A. The Corporation may, however, accelerate certain distributions under the Program to the extent permitted under Treasury Regulation Section 1.409A-3(j)(4).
7.7    Unforeseeable Emergency Payments. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Program Administrator to receive payment of all or any portion of his or her vested Deferral Account Balance. Whether a Participant is faced with an Unforeseeable Emergency permitting an emergency payment shall be determined by the Program Administrator based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under this Program. If an emergency payment is approved by the Program Administrator, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. Emergency payments shall be paid in a single lump sum within the ninety (90) day period following the date the payment is approved by the Program Administrator.
Article VIII
Establishment of Trust
8.1    Establishment of Trust. The Corporation established a Rabbi Trust for the Program. If the Corporation so desires, all benefits payable under this Program to a Participant shall be paid directly by the Corporation from the Rabbi Trust. To the extent that such benefits are not paid from the Rabbi Trust, the benefits shall be paid from the general assets of the Corporation. The Rabbi Trust, if any, shall be an irrevocable grantor trust which conforms to the terms of the model trust as described in IRS Revenue Procedure 92-64, I.R.B. 1992-33. The assets of the Rabbi Trust are subject to the claims of the Corporation’s creditors in the event of its insolvency. Except as provided under a Rabbi Trust, the Corporation shall not be obligated to set aside, earmark or escrow any funds or other assets to satisfy its obligations under this Program, and the Participant and/or his designated Beneficiaries shall not have any property interest in any specific assets of the Corporation other than the unsecured right to receive payments from the Corporation, as provided in this Program.

Article IX
Program Administration
9.1    Program Administration. The Program shall be administered by the Committee, and such Committee may designate an agent to perform the recordkeeping duties. The Committee shall construe and interpret the Program, including disputed and doubtful terms and provisions and, in its sole discretion, decide all questions of eligibility and determine the amount, manner and time of payment of benefits under the Program. The determinations and interpretations of the Committee shall be consistently and uniformly applied to all Participants and Beneficiaries, including but not limited to interpretations and determinations of amounts due under this Program, and shall be final and binding on all parties. The Program at all times shall be interpreted and administered as an unfunded deferred compensation plan, and no provision of the Program shall be interpreted so as to give any Participant or Beneficiary any right in any asset of the Corporation which is a right greater than the right of a general unsecured creditor of the Corporation.
Article X
Nonalienation of Benefits
10.1    Nonalienation of Benefits. The interests of Participants and their Beneficiaries under this Program are not subject to the claims of their creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, or encumbered, attached or garnished. Any attempt by a Participant, his Beneficiary, or any other individual or entity to sell, transfer, alienate, assign, pledge, anticipate, encumber, attach, garnish, charge or otherwise dispose of any right to benefits payable shall be void. The Corporation may cancel and refuse to pay any portion of a benefit which is sold, transferred, alienated, assigned, pledged, anticipated, encumbered, attached or garnished. The benefits which a Participant may accrue under this Program are not subject to the terms of any Qualified Domestic Relations Order (as that term is defined in Section 414(p) of the Code) with respect to any Participant, and the Program Administrator, Board of Directors, Committee and Corporation shall not be required to comply with the terms of such order in connection with this Program. The withholding of taxes from Program payments, the recovery of Program overpayments of benefits made to a Participant or Beneficiary, the transfer of Program benefit rights from the Program to another plan, or the direct deposit of Program payments to an account in a financial institution (if not actually a part of an arrangement constituting an assignment or alienation) shall not be construed as assignment or alienation under this Article.
Article XI
Amendment and Termination
11.1    Program Termination. The Corporation reserves the right to terminate the Program in accordance with one of the following; subject to the restrictions imposed by 409A and associated Treasury Regulations:
(a)    Corporation Dissolution or Bankruptcy. Distributions will be made if the Program is terminated within twelve (12) months of a Corporation dissolution taxed under IRC Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred under the Program are included in the Participant’s gross income in the latest of:
(i)    The calendar year in which the Program termination occurs;
(ii)    The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or
(iii)    The first calendar year in which the payment is administratively practicable.
(b)    Change of Control. Distributions will be made if the Corporation terminates the Program within the thirty (30) days preceding or the twelve (12) months following a Change in Control (as defined above or as defined by Section 409A of the Code and its applicable regulations). The Program will then be treated as terminated only if all substantially similar arrangements sponsored by the Corporation are terminated so that all Participants in all similar arrangements are required to receive all amounts of Compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.
(c)    Discretionary Termination. The Corporation may also terminate the Program and make distributions provided that:
(i)    All plans sponsored by the Corporation that would be aggregated with any terminated arrangements under Section 409A of the Code that are terminated;
(ii)    No payments other than payments that would be payable under the terms of the Program if the termination had not occurred are made within twelve (12) months of the Program termination;
(iii)    All payments are made within twenty-four (24) months of the Program termination; and
(iv)    The Corporation does not adopt a new plan that would be aggregated with any terminated plan if the same Participant participated in both arrangements, at any time within five (5) years following the date of termination of the Program.
The Corporation also reserves the right to suspend the operation of the Program, in compliance with Section 409A of the Code, for a fixed or indeterminate period of time.
11.2    Amendment. The Corporation may, at any time, amend or modify this Program in whole or in part; provided, however, that, except to the extent necessary to bring the Program into compliance with Section 409A(a)(2),(3), or (4) of the Code: (i) no amendment or modification shall be effective to decrease the value or vested percentage of a Participant’s Deferral Account balance, in existence at the time an amendment or modification is made, and (ii) no amendment or modification shall materially and adversely affect the Participant’s rights to be credited with additional amounts on such Deferral Account balance, or otherwise materially and adversely affect the Participant’s rights with respect to such Deferral Account balance. The amendment or modification of this Program shall have no effect on any Participant or Beneficiary who has become entitled to the payment of benefits under this Program as of the date of the amendment or modification.
Article XII
General Provisions
12.1    Good Faith Payment. Any payment made in good faith in accordance with provisions of the Program shall be a complete discharge of any liability for the making of such payment under the provisions of this Program.
12.2    No Right to Employment / Stockholder Status. This Program does not constitute a contract of employment, and participation in the Program shall not give any Participant the right to be retained in the employment of the Corporation. Participation in the Program shall not create any rights in a Participant (or any other person) as a stockholder of the Corporation until shares of Corporation common stock are registered in the name of the Participant (or such other person).
12.3    Binding Effect. The provisions of this Program shall be binding upon the Corporation and its successors and assigns and upon every Participant and his heirs, Beneficiaries, estates and legal representatives.
12.4    Participant Change of Address. Each Participant entitled to benefits shall file with the Program Administrator, in writing, any change of post office address. Any check representing payment and any communication addressed to a Participant or a former Participant at this last address filed with the Program Administrator, or if no such address has been filed, then at his last address as indicated on the Corporation’s records, shall be binding on such Participant for all purposes of the Program, and neither the Program Administrator nor the Corporation or other payer shall not be obliged to search for or ascertain the location of any such Participant. If the Program Administrator is in doubt as to the address of any Participant entitled to benefits or as to whether benefit payments are being received by a Participant, it shall, by registered mail addressed to such Participant at his last known address, notify such Participant that:
(a)    All unmailed and future Program payments shall be withheld until Participant provides the Program Administrator with evidence of such Participant’s continued life and proper mailing address; and
(b)    Participant’s right to any Program payment shall, at the option of the Committee, be canceled forever, if, at the expiration of five (5) years from the date of such mailing, such Participant shall not have provided the Committee with evidence of his continued life and proper mailing address.
12.5    Notices. Each Participant shall furnish to the Program Administrator any information the Program Administrator deems necessary for purposes of administering the Program, and the payment provisions of the Program are conditional upon the Participant furnishing promptly such true and complete information as the Program Administrator may request. Each Participant shall submit proof of his age when required by the Program Administrator. The Program Administrator

shall, if such proof of age is not submitted as required, use such information as is deemed by it to be reliable, regardless of the lack of proof, or the misstatement of the age of individuals entitled to benefits. Any notice or information which, according to the terms of the Program or requirements of the Program Administrator, must be filed with the Program Administrator, shall be deemed so filed if addressed and either delivered in person or mailed to and received by the Program Administrator, in care of the Corporation at:
TD Ameritrade Holding Corporation
4211 South 102nd Street
Omaha, NE 68127
12.6    Designation of Beneficiary. Each Participant shall designate, by name, on Beneficiary designation forms provided by the Program Administrator, the Beneficiary(ies) who shall receive any benefits which might be payable after such Participant’s death. A Beneficiary designation may be changed or revoked without such Beneficiary’s consent at any time or from time to time in the manner as provided by the Program Administrator, and the Program Administrator shall have no duty to notify any individual or entity designated as a Beneficiary of any change in such designation which might affect such individual or entity’s present or future rights. If the designated Beneficiary does not survive the Participant, all amounts which would have been paid to such deceased Beneficiary shall be paid to any remaining Beneficiary in that class of beneficiaries, unless the Participant has designated that such amounts go to the lineal descendants of the deceased Beneficiary. If none of the designated primary Beneficiaries survive the Participant, and the Participant did not designate that payments would be payable to such Beneficiary’s lineal descendants, amounts otherwise payable to such Beneficiaries shall be paid to any successor Beneficiaries designated by the Participant, or if none, to the Participant’s spouse, or, if the Participant was not married at the time of death, the Participant’s estate. No Participant shall designate more than five (5) simultaneous beneficiaries, and if more than one (1) beneficiary is named, Participant shall designate the share to be received by each Beneficiary. Despite the limitation on five (5) Beneficiaries, a Participant may designate more than five (5) beneficiaries provided such beneficiaries are the surviving spouse and children of the Participant. If a Participant designates alternative, successor, or contingent beneficiaries, such Participant shall specify the shares, terms and conditions upon which amounts shall be paid to such multiple, alternative, successor or contingent beneficiaries. Except as provided otherwise in this Section, any payment made under this Program after the death of a Participant shall be made only to the Beneficiary or Beneficiaries designated pursuant to this Section.
12.7    Claims. Any claim for benefits must initially be submitted in writing to the Program Administrator. If such claim is denied (in whole or in part), the claimant shall receive notice from the Program Administrator, in writing, setting forth the specific reasons for denial, with specific reference to applicable provisions of this Program. Such notice shall be provided within ninety (90) days of the date the claim for benefits is received by the Program Administrator, unless special circumstances require an extension of time for processing the claim, in which event notification of the extension shall be provided to the claimant prior to the expiration of the initial ninety (90) day period. The extension notification shall indicate the special circumstances requiring the extension of time and the date by which the Program Administrator expects to render its decision. Any such extension shall not exceed ninety (90) days. Any disagreements about such interpretations and construction may be appealed in writing by the claimant to the Program Administrator within sixty (60) days. After receipt of such Appeal, the Program Administrator shall respond to such appeal within sixty (60) days, with a notice in writing fully disclosing its decision and its reasons. If special circumstances require an extension of time to process the appealed claim, notification of the extension shall be provided to the claimant prior to the commencement of the extension. Any such extension shall not exceed sixty (60) days. No member of the Board of Directors, or any committee thereof, or any employee or officer of the Corporation, shall be liable to any individual or entity for any action taken hereunder, except those actions undertaken with lack of good faith.
12.8    Action by Board of Directors. Any action required to be taken by the Board of Directors of the Corporation pursuant to the Program provisions may be performed by a committee of the Board, to which the Board of Directors of the Corporation delegates the authority to take actions of that kind.
12.9    Governing Law. To the extent not superseded by the laws of the United States, the laws of the State of Nebraska shall be controlling in all matters relating to this Program.
12.10    Severability. In the event any provision of this Program shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Program, and the Program shall be interpreted and enforced as if such illegal and invalid provisions had never been set forth.
12.11    Code Section 409A. The Program is intended to comply with Section 409A of the Code and all applicable Treasury Regulations and IRS guidance issues with respect to Section 409A of the Code and shall be administered and interpreted in all respects as to ensure compliance with Section 409A of the Code. This Program will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition under Section 409A of the Code and any temporary or final Treasury Regulations and guidance promulgated thereunder prior to any payment of benefits under the Program to any Participant.
IT WITNESS WHEREOF, TD Ameritrade Holding Corporation has adopted the foregoing instrument effective as of November 13, 2008.

TD Ameritrade Holding Corporation

By:	/s/ Karen Ganzlin

Title:	Executive Vice President, Chief Human Resources Officer